Exhibit 10.3

Unregistered Equity Purchase Agreement
(Summary Translation)

This Unregistered Equity Purchase Agreement (this “Agreement”) is entered into by and between Guiyang Dalin Biotechnology Co., Ltd. (the “Purchaser”) and Guizhou Eakan Pharmaceutical Co., Ltd. (the “Seller”) on August 21, 2014.

WHEREAS, the Seller subscribed for additional registered capital (the “Capital Increase”) of Guizhou Taibang Biological Products Co., Ltd. (the “Target Company”) in the amount of RMB3.8 million pursuant to the shareholders resolutions (the “Shareholders Resolutions”) dated November 13, 2013. The Seller paid RMB17.898 million for the Capital Increase, which constitutes 0.84% of the Target Company’s post-subscription registered capital. The AIC Registration Procedures (as defined below) for such equity interests (the “Unregistered Equities”) have not completed, and the Shareholder Resolutions may be deemed invalid, revoked or unenforceable, as a result of which the Seller is entitled to require the Target Company to return the subscription price paid for the Capital Increase or make claims for other contingent liabilities (the “Contingent Claims,” together with the Unregistered Equities, the “Target Interests”).

WHEREAS, the Purchaser is a shareholder of the Target Company, holding a 54% equity interest, calculated on the basis of the Target Company’s paid-in capital without regard to the Capital Increase for purpose of this Agreement.

NOW THEREFORE, in consideration of the mutual promises, covenants, representations, warranties and agreements hereinafter set forth, the parties hereto intending to be legally bound hereby agree as follows:

Section 2       Sale of the Target Interests

2.1           Sale of the Target Interests.

2.1.1        Subject to the terms and conditions hereunder and the satisfaction of such terms and conditions, the Seller agrees to sell to the Purchaser, and the Purchaser agrees to purchase from the Seller, the Target Interests (the “Equity Transfer”). The Seller and the Purchaser agree that the purchase price for the Target Interests is RMB17,898,000 (the “Purchase Price”).

2.1.2        The parties acknowledge that, if the Shareholders Resolutions are deemed invalid, revoked or unenforceable, the Seller shall have the statutory rights to make claims against the Target Company for the Contingent Claims. The Seller agrees to transfer such statutory rights as an integral part of the Target Interests to the Purchaser.

2.2           Closing of the Unregistered Equities.

2.2.1        Unless this Agreement is terminated in accordance with Section 7 and the transactions contemplated hereunder are abandoned, and if all the conditions precedent under Section 6 have been satisfied or waived, the Purchaser and the Seller shall cause the Target Company to apply with the competent registration agency for the registration (the “AIC Registration Procedures”) of the Equity Transfer as soon as reasonably practicable and shall cause the closing of the Equity Transfer to occur as soon as practicable.

2.2.2        Within five (5) business days following the execution of this Agreement, the Purchaser shall pay the Purchase Price to the bank account designated by the Seller.

2.2.3        In order to consummate the closing of the Equity Transfer, if the competent registration agency requires the Purchaser or the Seller to submit supplemental documentation, the Purchaser or the Seller (as the case may be) shall submit such documentation to the competent registration agency within five (5) business days after the receipt of such requirement or other time limit as stipulated by the laws of the PRC, unless the other party agrees to delayed submission. If the competent registration agency requires the Target Equities to be initially registered under the Seller’s name, the Seller and the Purchaser shall enter into another equity transfer agreement to effect the Equity Transfer pursuant to the terms hereunder within five (5) business days following the completion of the AIC Registration Procedures for Target Equities under the Seller’s name, and immediately submit relevant documents to effect the AIC Registration Procedures for the Equity Transfer.

2.3           Transfer of the Contingent Claims.

2.3.1        If any supplemental documentation is required by PRC laws, the Purchaser or the Target Company in order to transfer the Contingent Claims to the Purchaser, the Seller shall submit such documentation to the Purchaser, the Target Company or any other persons as provided by the PRC laws within five (5) business days after the receipt of such requirement or other time limit as stipulated by the PRC laws.

Section 7      Amendment and Termination

7.1           Unless otherwise stipulated in this Agreement, the parties hereto may amend or terminate this Agreement by mutual consent in writing. To the extent necessary, the parties hereto may enter into a supplemental agreement to supplement this Agreement with additional terms and conditions.

7.2           This Agreement shall be automatically terminated if the Registered Equity Purchase Agreement is terminated in accordance with the terms thereunder.

7.3           Unless the Registered Equity Purchase Agreement and the Equity Exchange Agreement are terminated in accordance with the respective terms thereunder, if the AIC Registration Procedures for the Equity Transfer fail to complete due to any reason, the Seller shall unconditionally transfer the Equity Interests to the Purchaser pursuant to the terms hereunder and the Purchaser may not terminate this Agreement.

7.4           If this Agreement is terminated due to the termination of the Registered Equity Purchase Agreement and the Equity Exchange Agreement, and (1) if the closing of the Equity Transfer is consummated, the Purchaser shall return the Target Equities to the Seller within five (5) business days after the termination of this Agreement, and the Seller shall return the Purchase Price in full and without any accrued interest to the Purchaser (or its designated party) within five (5) business days after the Purchaser returns the Target Interests; and (2) if the closing of the Equity Transfer is not consummated, the Seller shall return the Transfer Price in full and without accrued any interest to the Purchaser (or its designated party) within five (5) business days after the termination of this Agreement. If the Seller fails to return the Purchase Price within the above-mentioned payment period, the Purchaser shall have the right to collect accrued interest at a rate equivalent to the then-current bank loan rate published by the People’s Bank of China for the corresponding period, and shall have the right to use any available amount of future dividends to be received by the Seller to set off the Purchase Price and accrued interests to be paid by the Seller.

Section 8        Miscellaneous

8.1           Tax, Expenditure and Indemnification.

8.1.1        All taxes arising from or in connection with the transactions hereunder shall be paid in accordance with the relevant laws of the PRC. Except as set forth herein, all costs and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereunder shall be borne by the party incurring such costs and expenses.

8.1.2        If a party suffers actual economic loss due to the other party’s failure to pay taxes and fees in accordance with applicable laws, such other party shall indemnify the party suffering the loss in full.

8.2           Indemnification.

8.2.1        The Seller shall indemnify and hold harmless the Purchaser and its affiliates, respective officers, directors, shareholders, employees, agents and representatives (collectively, the “Purchaser Indemnified Parties”) or any of the Purchaser Indemnified Parties against any or all loss (including reasonable attorney, investigation and defense fees) arising from, attributing to or incurred by the following: (1) the Seller’s breach of representations and warranties under Section 3; or (2) the Seller’s failure to perform or comply with this Agreement or other relevant transaction documents in connection with the share transfer contemplated hereunder (if any).

8.2.2        The Purchaser shall indemnify and hold harmless the Seller and its affiliates, respective officers, directors, shareholders, employees, agents and representatives (collectively, the “Seller Indemnified Parties”) or any of the Seller Indemnified Parties against any or all loss (including reasonable attorney, investigation and defense fees) arising from, attributing to or incurred by the following: (1) the Purchaser’s breach of representations and warranties under Section 4; or (2) the Purchaser’s failure to perform or comply with this Agreement or other relevant transaction documents in connection with the share transfer contemplated hereunder (if any).

8.4           Governing Law.

This Agreement shall be governed by, and executed, construed, performed and enforced in accordance with, the laws of the PRC. The validity hereof and dispute resolution in relation hereto shall be subject to the laws of the PRC.

8.5           Dispute Resolution.

8.5.1        Method. Any dispute arising from or in connection with this Agreement shall be resolved through friendly consultation. Such consultation shall begin immediately after one party has delivered to the other party a written notice requesting consultation. If the dispute cannot be resolved within fifteen (15) days after the delivery of such notice, then either party may, pursuant to this Section 8.5, submit the dispute to the China International Economic and Trade Arbitration Commission (the “Arbitration Commission”) for arbitration.

8.5.2        Arbitration Tribunal and Selection of Arbitrators. The arbitration shall be conducted under the auspices of the Arbitration Commission. The arbitration tribunal shall consist of three arbitrators. Each party shall appoint one arbitrator within thirty (30) days after it has delivered or received, as the case may be, the request for arbitration. The presiding arbitrator shall be jointly appointed by the disputing parties from the Arbitration Commission’s panel of arbitrators. If the parties fail to jointly appoint the presiding arbitrator, the Chairman of the Arbitration Commission shall appoint an arbitrator as the presiding arbitrator.

8.5.3        Arbitration Venue. The venue of arbitration shall be Beijing.

8.5.4        Arbitration Rules. The arbitration tribunal shall apply the arbitration rules of the Arbitration Commission then in effect.

8.5.5        Arbitral Award. The arbitral award shall be final and binding upon the parties, and if any party fails to honor the arbitral award, the other party may apply to a court of competent jurisdiction to enforce such arbitral award.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Guiyang Dalin Biotechnology Co., Ltd.

By:	/s/
Name:
Title:

Guizhou Eakan Pharmaceutical Co., Ltd.

By:	/s/
Name:
Title: